Exhibit 99.1

News from Conduent

For Immediate Release	Conduent Incorporated 100 Campus Drive Florham Park, N.J. 07932 www.Conduent.com

Conduent Announces Retirement of President Dave Amoriell

FLORHAM PARK, N.J., Oct. 12, 2018 – Conduent Incorporated (NYSE: CNDT) today announced that President Dave Amoriell will retire on Jan. 11, 2019.

“As a founding member of the leadership team that stood up Conduent, I have consistently relied on Dave’s strategic counsel,” said Ashok Vemuri, Conduent CEO. “Dave’s steadfast focus on delivering exceptional client value, his extensive experience in business services and his shared vision for our success have proved to be invaluable assets.”

Amoriell joined the company in 2009, when he started his career as the group president of Transportation. His leadership significantly expanded service offerings around the globe, improving the lives of citizens through innovative programs for air traffic control, U.S. custom border protection, transportation and citizen benefits.

Amoriell’s retirement will conclude a nearly 40-year career in the IT services industry with a legacy of accomplishments and strong leadership at Conduent.

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About Conduent

Conduent creates digital platforms and services for businesses and governments to manage millions of interactions every day for those they serve. We are leveraging the power of cloud, mobile and IoT, combined with technologies such as automation, cognitive and blockchain to elevate every constituent interaction, driving modern digital experiences that are more efficient, helpful and satisfying.

Conduent’s differentiated offerings touch millions of lives every day, including two-thirds of all insured patients in the U.S. and nearly nine million people who travel through toll systems daily. Whether it’s digital payments, claims processing, benefit administration, automated tolling, customer care or distributed learning – Conduent serves a majority of the Fortune 100 companies and more than 500 government entities. Learn more at www.conduent.com.

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Media Contact:

Sean Collins, Conduent, +1-310-497-9205, sean.collins2@conduent.com

Investor Relations Contact:

Alan Katz, Conduent, +1-973-526-7173, alan.katz@conduent.com

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Conduent is a trademark of Conduent Incorporated in the United States and/or other countries.